ABSC NC 2006-HE2
Asset Backed Securities Portfolio Analysis

3,971 records
Balance: 746,271,329
All records

Selection Criteria: All records
Table of Contents

1.

2.

ZIP

1.

% Loans with LTV = 80: 37.75
% Loans with DTI = 50: 0.00
% IO loans (Reduced Doc and DTI > 45): 1.18
% Purchase loans (IO and LTV > 80): 1.93

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2. ZIP

ZIP	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% of Owner Occupied By Balance
93551	6	$2,702,870.83	0.36%	646	88.31%	8.483%	60.78%
90044	7	2,623,829.67	0.35	622	81.78	8.009	83.45
33914	6	2,180,086.35	0.29	638	79.10	9.447	27.83
92571	7	2,085,572.45	0.28	652	80.00	7.517	89.08
92335	7	2,037,487.02	0.27	667	83.82	7.882	72.98
91342	5	1,975,340.96	0.26	647	78.41	7.408	100.00
93552	7	1,932,771.85	0.26	629	79.74	7.877	100.00
93535	9	1,930,756.77	0.26	625	78.96	8.312	88.69
92509	6	1,872,860.95	0.25	639	78.54	7.436	100.00
92336	5	1,790,605.79	0.24	620	80.89	8.060	82.83
Other	3,906	725,139,146.40	97.17	625	81.24	8.203	89.00
Total:	3,971	$746,271,329.04	100.00%	625	81.24%	8.200%	88.73%

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Credit Suisse
11 Madison Avenue
New York, New York 10010
www.credit-suisse.com
Feb 28, 2006 11:09

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.